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                                                                  EXHIBIT 23.1

                       CONSENT OF INDEPENDENT AUDITORS

   We consent to the inclusion in this Registration Statement on Form S-4 of our report dated November 22, 1996 (January 13, 1997 as to Note C and March 13, 1997 as to Note A) on our audits of the consolidated financial statements of Advanced NMR Systems, Inc. and our report dated November 22, 1996 (March 13, 1997 as to Note A) on our audits of the financial statements of Advanced Mammography Systems, Inc. We also consent to the reference to our firm under the captions "Selected Financial Information of Advanced NMR", "Selected AMS Financial Information" and "Experts" included in the Registration Statement.

                                          Richard A. Eisner & Company, LLP

Cambridge, Massachusetts
October 8, 1997